Exhibit 99.1

BRINKER INTERNATIONAL, INC. APPOINTS RAMONA HOOD TO BOARD OF DIRECTORS

DALLAS, Jan. 11, 2022 – Brinker International, Inc. (NYSE: EAT), one of the world’s leading casual dining restaurant companies and home of Chili’s® Grill & Bar, Maggiano’s Little Italy® and two virtual brands: It’s Just Wings® and Maggiano’s® Italian Classics, announces the appointment of Ramona Hood to its Board of Directors.

Hood is an accomplished executive with deep experience in sales, operations, supply chain, marketing and talent management. She currently serves as president and chief executive officer of FedEx Custom Critical®. Prior to this role, Hood led teams in numerous FedEx operating companies including FedEx Custom Critical, FedEx Supply Chain and FedEx Truckload Brokerage. Additionally, Hood serves on the board of Summa Health Systems and formerly served on the board for Welty Building Company.

“Ramona brings significant business leadership, strategic thinking and a broad range of experience – from operations to marketing – to our board,” said Wyman Roberts, president and chief executive officer of Brinker International. “Her expertise and experience in a dynamic, customer-facing service business, along with her proven track record of driving growth and innovation, leveraging technology to improve operations and leading a large, distributed organization, will help us continue to grow and differentiate our brands."

About Brinker International, Inc.
Brinker International, Inc. (NYSE: EAT) is one of the world’s leading casual dining restaurant companies and home of Chili’s® Grill & Bar, Maggiano’s Little Italy® and two virtual brands: It’s Just Wings® and Maggiano’s® Italian Classics. Founded by Norman Brinker in Dallas, Texas, we’ve ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in 29 countries and two U.S. territories. Our passion is making people feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.